Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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In re	: :	Chapter 11 Case No.
:
IWO HOLDINGS, INC., et al.,	:	05-10009(PJW)
Debtors.	: :	(Jointly Administered)
:

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DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
Attorneys for Debtors and	Attorneys for Debtors and
Debtors In Possession	Debtors In Possession
767 Fifth Avenue	One Rodney Square
New York, New York 10153	P.O. Box 551
(212) 310-8000	Wilmington, Delaware 19899
(302) 651-7700

Dated: January 4, 2005

SECTION 1	DEFINITIONS AND INTERPRETATION	1

A. Definitions		1

1.1.	Administrative Expense Claim	1

1.2.	Agent	1

1.3.	Allowed	1

1.4.	Bankruptcy Code	1

1.5.	Bankruptcy Court	1

1.6.	Bankruptcy Rules	1

1.7.	Benefit Plans	2

1.8.	Business Day	2

1.9.	Cash	2

1.10.	Claim	2

1.11.	Class	2

1.12.	Collateral	2

1.13.	Confirmation Date	2

1.14.	Confirmation Hearing	2

1.15.	Confirmation Order	2

1.16.	Consummation Date	2

1.17.	Cure	2

1.18.	Debtors	3

1.19.	Disbursing Agent	3

1.20.	Disclosure Statement	3

1.21.	Disputed Claim	3

1.22.	Distribution Record Date	3

1.23.	Equity Interest	3

1.24.	Estates	3

1.25.	Final Order	3

1.26.	General Unsecured Claim	4

1.27.	Indenture	4

1.28.	Indenture Trustee	4

1.29.	IWO	4

(continued)

1.30.	IWO Escrow Company	4

1.31.	Lenders	4

1.32.	Letters of Credit	4

1.33.	Lien	4

1.34.	Management Agreement	4

1.35.	Management Incentive Plan	4

1.36.	New Common Stock	5

1.37.	New Notes	5

1.38.	New Notes Offering	5

1.39.	Old Common Stock Interest	5

1.40.	Other Secured Claims	5

1.41.	Person	5

1.42.	Petition Date	5

1.43.	Plan of Reorganization or Plan	5

1.44.	Plan of Reorganization Supplement	5

1.45.	Priority Non-Tax Claim	6

1.46.	Priority Tax Claim	6

1.47.	Ratable Proportion	6

1.48.	Registration Rights Agreement	6

1.49.	Release Parties	6

1.50.	Reorganization Cases	6

1.51.	Reorganized IWO Holdings	6

1.52.	Reorganized Debtors	6

1.53.	Restated Bylaws	6

1.54.	Restated Certificate of Incorporation	6

1.55.	Secured Claim	7

1.56.	Secured Credit Agreement	7

1.57.	Secured Credit Agreement Claim	7

1.58.	Senior Notes	7

1.59.	Senior Note Claim	7

1.60.	Senior Noteholder Committee	7

(continued)

1.61.	Sprint PCS	7

1.62.	Sprint Agreements	7

1.63.	Sprint Amendments	7

1.64.	Sprint Settlement	7

1.65.	Steering Committee of Lenders	8

1.66.	US Unwired	8

B. Interpretation; Application of Definitions and Rules of Construction		8

SECTION 2	PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS	8

2.1.	Administrative Expense Claims	8

2.2.	Professional Compensation and Reimbursement Claims	8

2.3.	Priority Tax Claims	9

SECTION 3	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	9

SECTION 4	PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS	10

4.1.	Priority Non-Tax Claims (Class 1)	10

4.2.	Secured Credit Agreement Claims (Class 2).	10

4.3.	Other Secured Claims (Class 3)	11

4.4.	Senior Note Claims (Class 4)	11

4.5.	General Unsecured Claims (Class 5)	11

4.6.	Old Common Stock Interests (Class 6)	12

SECTION 5	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION	12

5.1.	Holders of Claims and Equity Interests Entitled to Vote	12

SECTION 6	MEANS OF IMPLEMENTATION	13

6.1.	Substantive Consolidation	13

6.2.	Issuance of New Common Stock	13

6.3.	Sprint Amendments and Settlement	13

6.4.	Cancellation of Existing Securities and Agreements	14

6.5.	Possible Conversion of Independent Wireless One Corporation into a Limited Liability Company	14

(continued)

6.6.	Registration Rights	14

6.7.	The New Notes Offering	14

6.8.	General Corporate Action	14

SECTION 7	PROVISIONS GOVERNING DISTRIBUTIONS	15

7.1.	Date of Distributions	15

7.2.	Disbursing Agent	15

7.3.	Record Date for Distribution	16

7.4.	Delivery of Distributions	16

7.5.	Manner of Payment Under Plan of Reorganization	16

7.6.	Fractional Shares	17

7.7.	Allocation of Plan Distributions Between Principal and Interest	17

7.8.	Distribution of New Common Stock	17

7.9.	Setoffs and Recoupment	17

7.10.	Distributions After Consummation Date	17

7.11.	Rights and Powers of Disbursing Agent	17

7.12.	Exculpation	18

7.13.	Exemption from Securities Law	18

SECTION 8	PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION	18

8.1.	Disputed Claims/Process	18

8.2.	Objections to Claims	19

8.3.	No Distributions Pending Allowance	19

8.4.	Distributions After Allowance	19

SECTION 9	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	19

9.1.	Assumption of Sprint Agreements, as Amended	19

9.2.	Assumption of Management Agreement	20

9.3.	Assumed Contracts and Leases	20

9.4.	Payments Related to Assumption of Contracts and Leases	21

9.5.	Rejected Contracts and Leases	21

9.6.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	21

(continued)

9.7.	Compensation and Benefit Plans and Treatment of Retirement Plan	21

SECTION 10	CONDITIONS PRECEDENT TO CONSUMMATION DATE	22

10.1.	Conditions Precedent to Consummation Date of Plan of Reorganization	22

10.2.	Waiver of Conditions Precedent	22

SECTION 11	EFFECT OF CONFIRMATION	23

11.1.	Vesting of Assets	23

11.2.	Binding Effect	23

11.3.	Discharge of the Debtors	23

11.4.	Term of Injunctions or Stays	23

11.5.	Indemnification Obligations	24

11.6.	Limited Release	24

SECTION 12	WAIVER OF CLAIMS	25

12.1.	Avoidance Actions	25

SECTION 13	RETENTION OF JURISDICTION	25

SECTION 14	MISCELLANEOUS PROVISIONS	27

14.1.	Payment of Statutory Fees	27

14.2.	Administrative Expenses Incurred After the Confirmation Date	27

14.3.	Intercompany Claims	27

14.4.	Amendment	27

14.5.	Section 1125(e) of the Bankruptcy Code	28

14.6.	Compliance with Tax Requirements	28

14.7.	Exemption from Transfer Taxes	28

14.8.	Expedited Tax Determination	29

14.9.	Severability of Plan Provisions	29

14.10.	Governing Law	29

14.11.	No Admissions	30

14.12.	Notices	30

v

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

IWO Holdings, Inc. and its subsidiaries, Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation, debtors and debtors in possession, jointly propose the following chapter 11 Plan of Reorganization, dated as of January 4, 2005, pursuant to section 1121(a) of the Bankruptcy Code:

SECTION 1

DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms used herein shall have the respective meanings defined below:

1.1. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Reorganization Cases allowed under sections 503(b), 507(a)(1) and 507(b) of the Bankruptcy Code.

1.2. Agent means JPMorgan Chase Bank, the administrative agent of the Lenders under the Secured Credit Agreement.

1.3. Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest (i) as to which no objection to allowance has been interposed on or before the Consummation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, provided, however, that such period may not exceed sixty (60) days after the Consummation Date, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly allowed hereunder.

1.4. Bankruptcy Code means title 11, United States Code, as applicable to the Reorganization Cases, as now in effect or hereafter amended.

1.5. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Reorganization Cases.

1.6. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the Reorganization Cases, and the local rules of the Bankruptcy Court.

1.7. Benefit Plans means all benefit plans, policies and programs sponsored by the Debtors, including, without limitation, all savings plans and health and welfare plans.

1.8. Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.9. Cash means legal tender of the United States of America.

1.10. Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.11. Class means any group of substantially similar Claims or Equity Interests classified by the Plan of Reorganization pursuant to sections 1122 and 1129(a)(1) of the Bankruptcy Code.

1.12. Collateral means any property or interest in property of the Debtors’ Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise determined to be invalid under the Bankruptcy Code or applicable law.

1.13. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.14. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

1.15. Confirmation Order means the order of the Bankruptcy Court confirming this Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.

1.16. Consummation Date means the first Business Day on which all the conditions precedent to the Consummation Date specified in section 10.1 hereof shall have been satisfied or waived as provided in section 10.2 hereof; provided, however, that if a stay of the Confirmation Order is in effect, the Consummation Date shall be the first Business Day after such stay is no longer in effect.

1.17. Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.18. Debtors means IWO Holdings, Independent Wireless One Corporation, and Independent Wireless One Leased Realty Corporation, debtors in the Reorganization Cases.

1.19. Disbursing Agent means any entity in its capacity as a disbursing agent under section 7.2 hereof.

1.20. Disclosure Statement means that certain disclosure statement relating to the Debtors’ Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.21. Disputed Claim means, with respect to an Administrative Claim, Claim or Equity Interest, any such Administrative Claim, Claim or Equity Interest (a) to the extent neither allowed nor disallowed pursuant to the Plan or a Final Order nor deemed allowed pursuant to the Plan or sections 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or (in the case of an Administrative Claim) a motion for payment has been timely filed with the Bankruptcy Court, to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.22. Distribution Record Date means the record date for purposes of making distributions under the Plan of Reorganization on account of Allowed Claims, which date shall be the fifth Business Day before the Confirmation Date.

1.23. Equity Interest means the interest of any holder of equity securities of IWO Holdings represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in IWO Holdings, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any such equity securities. When used in the Plan of Reorganization, the term “Equity Interest” shall include any and all claims (i) for damages arising from the rescission of the purchase or the sale of Equity Interests or (ii) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such claim, which claims are subordinated pursuant to section 510(b) and (c) of the Bankruptcy Code.

1.24. Estates means the estates of the Debtors as created under section 541 of the Bankruptcy Code.

1.25. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.26. General Unsecured Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Secured Claim, or a Senior Note Claim.

1.27. Indenture means that certain Indenture, dated February 2, 2001, pursuant to which IWO Holdings issued the Senior Notes.

1.28. Indenture Trustee means the indenture trustee identified in the Indenture or any successor to such indenture trustee, but only to the extent such indenture trustee is serving in such capacity as of the Petition Date.

1.29. IWO means the Debtors.

1.30. IWO Escrow Company means the newly-formed Delaware corporation which will initially issue the New Notes and which will be merged with and into Reorganized IWO Holdings on the Consummation Date.

1.31. Lenders means the lenders from time to time party to the Secured Credit Agreement and any assignee thereof as permitted under the Secured Credit Agreement.

1.32. Letters of Credit means any letters of credit issued and outstanding under the Secured Credit Agreement.

1.33. Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.34. Management Agreement means the Management Agreement among US Unwired and Debtors dated as of April 1, 2004.

1.35. Management Incentive Plan means a management equity incentive plan, which is substantially in the form to be annexed to the Plan of Reorganization Supplement and which may be adopted by the board of directors of Reorganized IWO Holdings following the Consummation Date.

1.36. New Common Stock means the shares of common stock of Reorganized IWO Holdings to be distributed to holders of Allowed Senior Note Claims pursuant to section 4.4 of the Plan of Reorganization.

1.37. New Notes means the notes being issued in connection with the New Notes Offering.

1.38. New Notes Offering means the Senior Secured Floating Rate Notes due in seven years and the Senior Discount Notes due in ten years, each to be issued by IWO Holdings through a newly-formed wholly owned subsidiary, IWO Escrow Company, in connection with the Reorganization Cases, as described in the offering memorandum issued in connection therewith, a copy of which will be annexed to the Plan of Reorganization Supplement.

1.39. Old Common Stock Interest means any Equity Interest, including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtors in connection with the issuance of or otherwise related to such interests or (ii) the purchase or sale of such interests.

1.40. Other Secured Claims means any Secured Claim not constituting a Secured Credit Agreement Claim.

1.41. Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

1.42. Petition Date means the date on which the Debtors commenced the Reorganization Cases.

1.43. Plan of Reorganization or Plan means this Joint Plan of Reorganization dated as of January 4, 2005, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.44. Plan of Reorganization Supplement means the supplement to this Plan of Reorganization containing certain documents relevant to the implementation of this Plan, including, but not limited to the Restated Certificate of Incorporation, the Restated Bylaws, the list of initial members of the Board of Directors of Reorganized IWO Holdings, the Sprint Settlement, the Management Incentive Plan, the offering memorandum issued in connection with the New Notes Offering, and the Registration Rights Agreement, to be filed with the Bankruptcy Court as early as the Petition Date, but no later than ten (10) days before the Confirmation Hearing.

1.45. Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.46. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.47. Ratable Proportion means, with reference to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in the same Class.

1.48. Registration Rights Agreement means the agreement, substantially in the form to be annexed to the Plan of Reorganization Supplement, which provides that Reorganized IWO Holdings will provide certain registration rights to certain holders of the New Common Stock.

1.49. Release Parties means the Senior Noteholder Committee, the Indenture Trustee, the Lenders, the Agent, the Steering Committee of Lenders, and US Unwired, and each of their respective successors, predecessors, control persons, members, officers, directors, agents, employees, advisors (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such Persons or entities), affiliates, and representatives.

1.50. Reorganization Cases means the Debtors’ voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.51. Reorganized IWO Holdings means IWO Holdings, as it will be reorganized as of the Consummation Date in accordance with this Plan of Reorganization.

1.52. Reorganized Debtors means the Debtors, as they will be reorganized as of the Consummation Date in accordance with this Plan of Reorganization.

1.53. Restated Bylaws means the restated bylaws to be adopted by Reorganized IWO Holdings upon the Consummation Date, substantially in the form annexed to the Plan of Reorganization Supplement.

1.54. Restated Certificate of Incorporation means the amended or restated certificate of incorporation to be adopted by Reorganized IWO Holdings and filed with the Secretary of State of Delaware on or about the Consummation Date, which shall be substantially in the form annexed to the Plan of Reorganization Supplement.

1.55. Secured Claim means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral (i) as set forth in this Plan of Reorganization, (ii) as agreed to by the holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.56. Secured Credit Agreement means that certain Secured Credit Agreement dated December 20, 1999, among Independent Wireless One Corporation, the Lenders, the Agent, and the other parties thereto, as amended from time to time.

1.57. Secured Credit Agreement Claim means a Claim of a Lender arising out of the Secured Credit Agreement.

1.58. Senior Notes means the senior notes issued by IWO Holdings under the Indenture.

1.59. Senior Note Claim means the Claim of a holder of Senior Notes as of the Petition Date.

1.60. Senior Noteholder Committee means the informal committee of holders of a majority of the Senior Note Claims that was formed prior to the Petition Date.

1.61. Sprint PCS means Sprint Spectrum, L.P., a Delaware limited partnership, SprintCom, Inc., a Kansas corporation, WirelessCo., L.P., a Delaware limited partnership, Sprint Communications Company, L.P., a Delaware limited partnership, and Sprint Corporation, a Kansas corporation.

1.62. Sprint Agreements means the following agreements between Sprint PCS and the Debtors: (i) the Sprint PCS Management Agreement, dated February 9, 1999, (ii) the Sprint PCS Services Agreement, dated February 9, 1999, (iii) the Sprint Trademark and Service Mark License Agreement, dated February 9, 1999, and (iii) the Sprint Spectrum Trademark and Service Mark License Agreement, dated February 9, 1999.

1.63. Sprint Amendments means the amendments to the Sprint Agreements to be effectuated in connection with the Sprint Settlement, as described in more detail in the Disclosure Statement and which will be annexed to the Plan of Reorganization Supplement.

1.64. Sprint Settlement means that certain agreement by and among Sprint PCS and the Debtors, as described in more detail in the Disclosure Statement and which will be annexed to the Plan of Reorganization Supplement, pursuant to which the parties agree to (i) a cash payment to settle all disputes between the parties as of October 31, 2004, (ii) the Sprint Amendments, and (iii) a mutual release.

1.65. Steering Committee of Lenders means the steering committee of Lenders.

1.66. US Unwired means US Unwired Inc., a Louisiana corporation.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section, schedule or exhibit references in this Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to, this Plan of Reorganization or the Plan of Reorganization Supplement, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular section, subsection or clause contained in this Plan of Reorganization. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

SECTION 2

PROVISIONS FOR PAYMENT OF

ADMINISTRATIVE EXPENSE CLAIMS

AND PRIORITY TAX CLAIMS

2.1. Administrative Expense Claims.

On the Consummation Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment of such Administrative Expense Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim, to each holder of an Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors or liabilities arising under loans or advances to or other obligations incurred by the Debtors shall be assumed and paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.

2.2. Professional Compensation and Reimbursement Claims.

Each Person retained or requesting compensation in the Reorganization Cases pursuant to sections 330 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses in the

Reorganization Cases through the Confirmation Date on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under section 2.2 of the Plan of Reorganization will be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order of the court.

2.3. Priority Tax Claims.

On the Consummation Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment of such Allowed Priority Tax Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) equal annual Cash payments commencing on the Consummation Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 5%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. There will not be a bar date for Priority Tax Claims.

SECTION 3

CLASSIFICATION OF CLAIMS

AND EQUITY INTERESTS

The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, for Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity and no value is ascribed to the stock of the subsidiaries of IWO Holdings. The categories of Claims and Equity Interests listed below, other than Administrative Expense Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan of Reorganization, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Credit Agreement Claims	Unimpaired	No (deemed to accept)
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 4	Senior Note Claims	Impaired	Yes
Class 5	General Unsecured Claims	Unimpaired	No (deemed to accept)
Class 6	Old Common Stock Interests	Impaired	No (deemed to reject)

SECTION 4

PROVISIONS FOR TREATMENT OF CLAIMS

AND EQUITY INTERESTS

4.1. Priority Non-Tax Claims (Class 1).

(a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Allowed Priority Non-Tax Claim, each Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

4.2. Secured Credit Agreement Claims (Class 2).

(a) Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Credit Agreement Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Consummation Date, (i) each holder of an Allowed Secured Credit Agreement Claim shall receive payment in full, in Cash, of the outstanding principal amount of its claim, any accrued and unpaid interest thereon, and any other amounts contractually owing to such holder under the Secured Credit Agreement; (ii) the Letters of Credit issued and outstanding immediately prior to the Consummation Date will be (x) cancelled and returned to the Agent, (y) covered fully by a backstop letter of credit, in form and substance acceptable to the Agent, issued by a bank acceptable to the Agent, or (z) if consented to by the Agent in its sole discretion, secured by cash collateral in the amount of 105% of the aggregate available amount of such Letters of Credit; and (iii) the Agent, each holder of an Allowed Secured Credit Agreement Claim, and each advisor of the Agent shall be entitled to retain all prepetition payments made under the Secured Credit Agreement and all amounts paid to such persons as adequate protection, in each case free of setoff, deduction, avoidance or other impairment.

(c) Allowed. Each Secured Credit Agreement Claim is an Allowed Secured Credit Agreement Claim. As of the Petition Date, the aggregate principal amount of the Secured Credit Agreement Claims in respect of loans made under the Secured Credit Agreement was $215,000,000 (not including Letters of Credit in the aggregate amount of $1,611,100 issued and outstanding as of the Petition Date).

4.3. Other Secured Claims (Class 3).

(a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default. All Allowed Other Secured Claims that are not due and payable on or before the Consummation Date shall, at the Debtors’ option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the property securing the Allowed Other Secured Claim to the holder of such Claim.

4.4. Senior Note Claims (Class 4).

(a) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed Senior Note Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Senior Note Claim agrees to less favorable treatment, each holder of an Allowed Senior Note Claim shall receive its Ratable Proportion of 100% of the New Common Stock, subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the New Notes Offering or pursuant to the Management Incentive Plan.

4.5. General Unsecured Claims (Class 5).

(a) Impairment and Voting. Class 5 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the Consummation Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Allowed General Unsecured Claims which are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Consummation Date.

4.6. Old Common Stock Interests (Class 6).

(a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed Old Common Stock Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. The holders of Old Common Stock Interests shall not receive any distribution on account of such interests. Each Old Common Stock Interest constitutes an Allowed Old Common Stock Interest. On the Consummation Date, the Allowed Old Common Stock Interests shall be cancelled, and the holders of the Allowed Old Common Stock Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Common Stock Interests.

SECTION 5

IDENTIFICATION OF CLASSES OF CLAIMS

AND INTERESTS IMPAIRED; ACCEPTANCE OR

REJECTION OF THIS PLAN OF REORGANIZATION

5.1. Holders of Claims and Equity Interests Entitled to Vote.

Each of Class 1 (Priority Non-Tax Claims), Class 2 (Secured Credit Agreement Claims), Class 3 (Other Secured Claims) and Class 5 (General Unsecured Claims) is unimpaired by the Plan of Reorganization, and the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

Class 4 (Senior Note Claims) is impaired by the Plan of Reorganization, and the holders of Allowed Senior Note Claims are entitled to vote to accept or reject this Plan of Reorganization.

Class 6 (Old Common Stock Interests) is impaired by the Plan of Reorganization, and the holders of Class 6 (Old Common Stock Interests) are conclusively presumed to have rejected this Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

SECTION 6

MEANS OF IMPLEMENTATION

6.1. Substantive Consolidation.

The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan of Reorganization purposes only. Accordingly, on the Consummation Date, all of the Debtors and their Estates shall, for Plan of Reorganization purposes only, be deemed merged and (i) all assets and liabilities of the Debtors shall be treated for Plan of Reorganization purposes only as though they were merged, (ii) all guarantees of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (iii) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, and (iv) any Claim filed in the Reorganization Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Consummation Date. Such substantive consolidation shall not (other than for Plan voting, treatment, and distribution purposes) affect (a) the legal and corporate structures of the Debtors, (b) any Intercompany Claims, or (c) the equity interests in the subsidiaries of IWO Holdings.

6.2. Issuance of New Common Stock.

The issuance of the New Common Stock by Reorganized IWO Holdings is authorized without the need for any further corporate action or without any further action by a holder of Claims or Equity Interests in IWO Holdings. On the Consummation Date, 100% of the New Common Stock shall be issued to holders of the Allowed Senior Note Claims (or their designees), subject to dilution by any equity of Reorganized IWO Holdings that may be issued in connection with the New Notes Offering or pursuant to the Management Incentive Plan

6.3. Sprint Amendments and Settlement.

On the Consummation Date, IWO will pay to Sprint PCS the amounts provided for in the Sprint Settlement, in full satisfaction of all obligations due to Sprint PCS through October 31, 2004 and the Reorganized Debtors’ relationship with Sprint PCS will be governed by the Sprint Agreements, as amended by the Sprint Amendments. Copies of the Sprint Amendments and the Sprint Settlement will be filed with the Bankruptcy Court as part of the Plan of Reorganization Supplement. The entry of the Confirmation Order shall constitute the approval by the Bankruptcy Court of the Sprint Settlement, including the Sprint Amendments, and shall authorize the Debtors to enter into and to consummate the Sprint Settlement.

6.4. Cancellation of Existing Securities and Agreements.

On the Consummation Date, the Secured Credit Agreement, the Indenture, the Old Common Stock Interests, or any other agreements or commitments, contractual or otherwise, obligating IWO Holdings to issue, transfer or sell Old Common Stock Interests or any other Equity Interests of IWO Holdings shall be cancelled; provided, however, that the Indenture shall continue in effect solely for the purpose of allowing the Indenture Trustee to make the distributions on account of Senior Note Claims under the Plan of Reorganization and allowing the Indenture Trustee to receive its fees and expenses in full and in Cash on the Consummation Date.

6.5. Possible Conversion of Independent Wireless One Corporation into a Limited Liability Company.

In connection with the implementation of the Plan of Reorganization, the Debtors may, in their discretion, convert Independent Wireless One Corporation from a corporation to a limited liability company.

6.6. Registration Rights.

Any holder of Senior Notes receiving distributions of New Common Stock issued on the Consummation Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement. The New Common Stock Registration Rights Agreement shall be as set forth in the Plan of Reorganization Supplement.

6.7. The New Notes Offering.

On the Consummation Date, IWO Escrow Company, the issuer of the New Notes, shall be merged with and into Reorganized IWO Holdings, and the New Notes shall become the obligation of Reorganized IWO Holdings and shall be guaranteed by each of the subsidiaries of Reorganized IWO Holdings.

6.8. General Corporate Action.

(a) Restated Certificate of Incorporation and Restated Bylaws. The Restated Certificate of Incorporation and Restated Bylaws shall be adopted effective as of the Consummation Date. On or about the Consummation Date, Reorganized IWO Holdings shall adopt the Restated Certificate of Incorporation and file it with the Secretary of State of Delaware. In addition, on or about the Consummation Date, the certificates of incorporation of the other Debtors shall be amended and filed with the Secretary of State of Delaware.

(b) Board of Directors of Reorganized IWO Holdings. On the Consummation Date, the operation of Reorganized IWO Holdings shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its certificate of incorporation and bylaws. The initial Board of Directors of Reorganized IWO Holdings shall consist of 5 members all of whom shall be selected by the Senior Noteholder Committee. The initial members of the Board of Directors of Reorganized IWO Holdings shall be disclosed in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the Confirmation Date. The Board of Directors of the other Debtors shall be as set forth in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the Confirmation Date.

(c) Officers of Reorganized IWO Debtors. The initial officers of the Reorganized Debtors, together with biographical information, shall be disclosed in a filing to be made with the Bankruptcy Court prior to the Confirmation Date. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in their respective restated certificates of incorporation and restated bylaws or other organizational documents of the Reorganized Debtors.

SECTION 7

PROVISIONS GOVERNING DISTRIBUTIONS

7.1. Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made under the Plan of Reorganization shall be made on the Consummation Date or as soon as practicable thereafter. The payments and deliveries required to be made on account of Allowed Secured Credit Agreement Claims and Letters of Credit under section 4.2(b)(i) and (ii) of the Plan of Reorganization shall be made on the Consummation Date. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

7.2. Disbursing Agent.

All distributions under this Plan of Reorganization shall be made by the Reorganized Debtors as Disbursing Agent or such other entity designated by the Reorganized Debtors as a Disbursing Agent on the Consummation Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

7.3. Record Date for Distribution.

At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Senior Notes shall be closed, and there shall be no further changes in the record holders of the Senior Notes. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any Senior Notes occurring after the Distribution Record Date, and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers or registers for the Senior Notes as of the close of business on the Distribution Record Date. The record date for distributions on Secured Credit Agreement Claims shall be the Distribution Record Date.

7.4. Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of IWO or its agents, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such schedules for such holder; provided, however that all distributions on account of Allowed Secured Credit Agreement Claims required pursuant to section 4.2(b)(i) of the Plan of Reorganization shall be paid to the Agent for distribution to those persons who held Allowed Secured Credit Agreement Claims as of the Distribution Record Date. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

7.5. Manner of Payment Under Plan of Reorganization.

At the option of the Disbursing Agent, any Cash payment to be made under the Plan of Reorganization may be made by a check or wire transfer or as otherwise required or provided in applicable agreements; provided, however, that the distributions on account of Allowed Secured Credit Agreement Claims pursuant to section 4.2(b)(i) of the Plan of Reorganization shall be made by wire transfer to the Agent to an account specified by the Agent; provided further, however, that payments to Sprint PCS pursuant to the Sprint Settlement shall be made by wire transfer to Sprint PCS to an account specified by Sprint PCS. All distributions of New Common Stock to the holders of Allowed Senior Note Claims under the Plan of Reorganization shall be made by Reorganized IWO Holdings.

7.6. Fractional Shares.

No fractional shares of New Common Stock shall be distributed. For purposes of distribution, fractional shares of New Common Stock of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number.

7.7. Allocation of Plan Distributions Between Principal and Interest.

Under the Plan of Reorganization, distributions in respect of Allowed Senior Note Claims shall be allocated first to the principal amount of such Allowed Senior Note Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Allowed Senior Note Claims, to any portion of such Allowed Senior Note Claims for accrued but unpaid interest.

7.8. Distribution of New Common Stock.

All distributions of New Common Stock or Cash under the Plan of Reorganization shall be made by or on behalf of the applicable Reorganized Debtor in accordance with the Plan of Reorganization.

7.9. Setoffs and Recoupment.

IWO may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan of Reorganization in respect of such Claim (other than Secured Credit Agreement Claims), any claims of any nature whatsoever that IWO may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan of Reorganization shall constitute a waiver or release by IWO of any such claim it may have against such claimant.

7.10. Distributions After Consummation Date.

Distributions made after the Consummation Date to holders of Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims shall be deemed to have been made on the Consummation Date.

7.11. Rights and Powers of Disbursing Agent.

(a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of Reorganization, (ii) make all distributions contemplated by the Plan of Reorganization, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan of Reorganization.

(b) Expenses Incurred On or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent, shall be paid in Cash by the Reorganized Debtors.

7.12. Exculpation.

The Debtors, the Reorganized Debtors, US Unwired, the Lenders, the Agent, the Steering Committee of Lenders, the Senior Noteholder Committee, the Indenture Trustee, Sprint PCS, and the Disbursing Agent, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such Persons) shall have no liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of and the pursuit of approval of the Disclosure Statement or the Plan of Reorganization or the solicitation of votes for, or confirmation of, the Plan of Reorganization, the funding of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or the property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan of Reorganization.

7.13. Exemption from Securities Law.

The issuance of the New Common Stock pursuant to the Plan of Reorganization shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

SECTION 8

PROCEDURES FOR TREATING DISPUTED

CLAIMS UNDER PLAN OF REORGANIZATION

8.1. Disputed Claims/Process.

Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan of Reorganization. On and after the Consummation Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtors. If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Consummation Date as if the Reorganization Cases had not been commenced, provided, however, that the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

8.2. Objections to Claims.

Except insofar as a Claim is Allowed under the Plan of Reorganization, the Reorganized Debtors shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the latest of (a) sixty (60) days after the Consummation Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

8.3. No Distributions Pending Allowance.

If a holder of a Claim files a proof of Claim and the Debtors object to such Claim, no payment or distribution provided under the Plan of Reorganization shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

8.4. Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a final order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan of Reorganization as of the Consummation Date, without any interest to be paid on account of such Claim.

SECTION 9

TREATMENT OF EXECUTORY

CONTRACTS AND UNEXPIRED LEASES

9.1. Assumption of Sprint Agreements, as Amended.

On the Consummation Date and pursuant to sections 365, 1123(b)(2) and (3) of the Bankruptcy Code, the Debtors shall assume the Sprint Agreements, as amended by the Sprint Amendments.

9.2. Assumption of Management Agreement.

On the Consummation Date and pursuant to sections 365, 1123(b)(2) and (3) of the Bankruptcy Code (i) the Debtors shall assume the Management Agreement; (ii) the Debtors shall pay to US Unwired all amounts due at that time under, and in accordance with the terms of, the Management Agreement, including, but not limited to, any unpaid Management Fee, the Restructuring Premium, the Early Termination Fee, and the Transaction Fee (all as defined in the Management Agreement), without regard to any provision that expressly or impliedly refers to the approval, belief, satisfaction or any other similar finding of the Chief Restructuring Officer of the Debtors, in full satisfaction of all obligations due US Unwired through the Consummation Date; (iii) the Management Agreement, unless previously terminated, shall be deemed terminated as of the Consummation Date pursuant to section 5(b) of the Management Agreement and the release contained in section 11.6 of the Plan of Reorganization shall apply to all claims or causes of action against US Unwired that exist as of that date; and (iv) the Transition Period (as defined in the Management Agreement), unless previously commenced, shall commence on the Consummation Date and any and all further amounts due under the Management Agreement in accordance with the Management Agreement after such termination shall be paid on time and without regard to any provision of the Management Agreement that expressly or impliedly refers to the approval, belief, satisfaction or any other similar finding of the Chief Restructuring Officer of the Debtors, provided that US Unwired is not otherwise in breach of its obligations under the Management Agreement.

9.3. Assumed Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan of Reorganization, as of the Consummation Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan of Reorganization Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Consummation Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

9.4. Payments Related to Assumption of Contracts and Leases.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

9.5. Rejected Contracts and Leases.

Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan of Reorganization, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected hereunder; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which the Debtors are a party.

9.6. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within 30 days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their property.

9.7. Compensation and Benefit Plans and Treatment of Retirement Plan.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan of Reorganization, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan of Reorganization (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

SECTION 10

CONDITIONS PRECEDENT TO

CONSUMMATION DATE

10.1. Conditions Precedent to Consummation Date of Plan of Reorganization.

The occurrence of the Consummation Date of the Plan of Reorganization is subject to satisfaction of the following conditions precedent:

(a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order. The Confirmation Order shall be in form and substance reasonably satisfactory to the Senior Noteholder Committee, the Agent, and Sprint PCS.

(b) Sprint Settlement and Sprint Amendments. The Sprint Settlement and Sprint Amendments, in a form and substance reasonably satisfactory to the Senior Noteholder Committee, shall have been executed and delivered.

(c) New Notes Offering. All conditions precedent to the consummation of the New Notes Offering shall have been waived or satisfied in accordance with the terms thereof and the New Notes Offering shall have closed.

(d) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of Reorganization shall have been effected in form and substance reasonably acceptable to the Senior Noteholder Committee.

10.2. Waiver of Conditions Precedent.

Each of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived, in whole or in part, by the Debtors. None of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived without the prior written consent of the Senior Noteholder Committee and, in the case of the condition precedent in section 10.1(a) of the Plan of Reorganization, the Agent and Sprint PCS, and in the case of the condition precedent in section 10.1(b) of the Plan of Reorganization, Sprint PCS, which consent shall in each case not be unreasonably withheld.

SECTION 11

EFFECT OF CONFIRMATION

11.1. Vesting of Assets.

On the Consummation Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors, as Debtors, shall vest in the Reorganized Debtors. From and after the Consummation Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan of Reorganization.

11.2. Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization.

11.3. Discharge of the Debtors.

Except to the extent otherwise provided in the Plan of Reorganization, the treatment of all Claims against or Equity Interests in the Debtors under the Plan of Reorganization shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property. Except as otherwise provided in the Plan of Reorganization, upon the Consummation Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan of Reorganization. Except as otherwise provided in the Plan of Reorganization, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

11.4. Term of Injunctions or Stays.

(a) Except as otherwise expressly provided herein, all Persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor, with respect to any such Claim or Equity Interest, and (v) pursuing any claim released pursuant to section 11.6 of the Plan of Reorganization.

(b) Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Consummation Date.

11.5. Indemnification Obligations.

Subject to the occurrence of the Consummation Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors, on or after the Petition Date, respectively, against any claims or causes of action as provided in the Debtors’ certificates of incorporation, bylaws or applicable state law, shall survive confirmation of the Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

11.6. Limited Release.

On the Consummation Date, the Debtors and the Reorganized Debtors shall release the officers and directors of the Debtors holding office at any time within one year prior to the Petition Date, the Release Parties, and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whenever arising and whenever existing (before or after the Consummation Date), in law, at equity, or otherwise (except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court), that the Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of the Debtors, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors taking place on or before the Consummation Date.

In consideration for the distributions received under the Plan of Reorganization, on the Consummation Date, the Release Parties shall be deemed to have released, remised, and forever discharged the Debtors and the Reorganized Debtors and their officers and directors holding office at any time within one year prior to the Petition Date and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whenever arising and whenever existing (before or after the Consummation Date), in law, at equity, or otherwise (except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court), that the Release Parties would have been legally entitled to assert in their own right (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors, taking place on or before the Consummation Date.

Nothing herein shall be deemed to release any rights, claims or interests that any Person may be receiving or retaining pursuant to the Plan of Reorganization on or after the Consummation Date.

SECTION 12

WAIVER OF CLAIMS

12.1. Avoidance Actions.

Effective as of the Consummation Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors and/or which the Debtors could have prosecuted as debtors or debtors in possession.

SECTION 13

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any and all adversary proceedings, applications and contested matters;

(c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan of Reorganization;

(d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(f) To issue such orders in aid of execution of the Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

(g) To consider any amendments to or modifications of the Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, the documents comprising the Plan of Reorganization Supplement, any transactions or payments contemplated by the Plan of Reorganization or any agreement, instrument or other document governing or relating to any of the foregoing;

(j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(k) To hear any other matter not inconsistent with the Bankruptcy Code;

(l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 of the Plan of Reorganization;

(m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan of Reorganization; and

(n) To enter a final decree closing the Reorganization Cases.

SECTION 14

MISCELLANEOUS PROVISIONS

14.1. Payment of Statutory Fees.

All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Consummation Date.

14.2. Administrative Expenses Incurred After the Confirmation Date.

Subject to the terms and conditions of any interim or Final Order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals’ fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval. The Debtors shall pay the costs and expenses incurred by the Agent (including, without limitation, the reasonable fees and expenses of counsel and the financial advisor to the Agent) in connection with consummation of the Plan of Reorganization.

14.3. Intercompany Claims.

Notwithstanding anything to the contrary herein, any debts held by a Debtor against another Debtor will be adjusted and discharged to the extent determined appropriate by the Debtors, taking into account the economic condition of the applicable Reorganized Debtor.

14.4. Amendment.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan of Reorganization may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Consummation Date and in all cases subject to the approval of the Senior Noteholder Committee, the Agent, and Sprint PCS, which approval shall not be unreasonably withheld. Holders of Claims that have accepted the Plan of Reorganization shall be deemed to have accepted the Plan of Reorganization, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan of Reorganization because such Claims were unimpaired shall continue to be deemed to accept the Plan of Reorganization only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

14.5. Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, IWO shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. IWO, US Unwired, and, to the extent they participated in the offer and issuance of securities under the Plan of Reorganization, IWO Escrow Company, the Lenders, the Steering Committee of Lenders, the Agent, the holders of Senior Note Claims, the Senior Noteholder Committee, and Sprint PCS (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan of Reorganization. Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of the securities under the Plan of Reorganization.

14.6. Compliance with Tax Requirements.

In connection with the Plan of Reorganization and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Plan of Reorganization, including any party described in section 7.2 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan of Reorganization shall be subject to any withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan of Reorganization shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instruments or making any distribution under the Plan of Reorganization has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

14.7. Exemption from Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan of Reorganization, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Consummation Date, including, without limitation, the transfers effectuated under the Plan of Reorganization, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan of Reorganization and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.8. Expedited Tax Determination.

The Reorganized Debtors may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Consummation Date.

14.9. Severability of Plan Provisions.

In the event that, prior to the Confirmation Date, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan of Reorganization shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

14.10. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization or Plan of Reorganization Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

14.11. No Admissions.

If the Consummation Date does not occur, the Plan of Reorganization shall be null and void in all respects, and nothing contained in the Plan of Reorganization shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, or (c) constitute an admission of any sort by any Debtor or other party in interest.

14.12. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

IWO Holdings, Inc.

901 Lakeshore Drive Lake Charles, LA 70601

Attn: James J. Loughlin, Jr.

Title: Chief Restructuring Officer

Telephone: 212-340-8420

Telecopier: 212-725-9322

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Jeffrey L. Tanenbaum, Esq.

Telephone: (212) 310-8000

Telecopier: (212) 310-8007

Dated: January 4, 2005

Respectfully submitted,

IWO HOLDINGS, INC. INDEPENDENT WIRELESS ONE CORPORATION INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

By:	/s/ James J. Loughlin, Jr.
Name:	James J. Loughlin, Jr.
Title:	Chief Restructuring Officer

COUNSEL:

/s/ Jeffrey L. Tanenbaum
Jeffrey L. Tanenbaum, Esq. (JT 9797) Weil, Gotshal & Manges LLP Attorneys for the Debtors 767 Fifth Avenue New York, New York 10153 (212) 310-8000